EXHIBIT 10.3

AMENDMENT TO SETTLEMENT AGREEMENT AND RELEASE

This 14th day of February, 2007, Lonnie L. Bookbinder, DNAPrint Genomics, Inc. and Genbiomics, LLC, a dissolved Florida limited liability company, intending to be legally bound, hereby modify and amend the Settlement Agreement and Release previously entered into by the parties on or about September 12, 2006 and hereby agree as follows:

A.  Lonnie L. Bookbinder hereby acknowledges receipt of $50,000 and 1.5 million restricted shares of DNAPrint Genomics, Inc., paid and issued in accordance with the Settlement Agreement and Release referenced above.

B.  In lieu of the remaining payment due under the Settlement Agreement and Release of $65,000, Lonnie L. Bookbinder agrees to accept, and DNAPrint Genomics, Inc. agrees to pay to Lonnie L. Bookbinder, the amount of $40,000 on or before February 20, 2007 and, pursuant to an S8 filing, issue to Lonnie L. Bookbinder 2.7 million shares of DNAPrint Genomics, Inc.

C.  Lonnie L. Bookbinder agrees to accept the above cash payments and stock shares in full, complete, absolute and final settlement of all claims whether known or unknown, contingent or liquidated, that he may have against all persons and entities referenced in the Release provisions of the original Settlement Agreement and Release executed by him on or about September 12, 2006. All other provisions of said Settlement Agreement and Release are specifically included herein, as if fully set forth again, and remain in full force and effect.

D.  In entering into this Agreement, the parties represent that they have completely read and understand the terms of this Agreement; have voluntarily chosen to enter into this Agreement; were not required or compelled in any way to sign this Agreement; and that the terms of this Agreement are understood and accepted by them as voluntarily as their own free act and deed.

E.  This Agreement accurately states and describes the terms agreed upon between the parties, and as such, will be construed as if the parties jointly prepared it, and any uncertainty or ambiguity shall not be construed against any party.

F.  The parties shall bear their own costs and attorney’s fees.

G.  This Agreement shall be interpreted, construed and governed under the laws of the State of Florida and is the product of joint draftsmanship.

H.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Fax signatures shall be acceptable as if original signatures.

/s/ Lonnie L. Bookbinder	2/14/07
Lonnie L. Bookbinder	Date

/s/ Richard Gabriel	2/14/07
DNAPRINT GENOMICS, INC	Date
CEO & President

/s/ Richard Gabriel	2/14/07
GENBIOMICS, LLC	Date
Partner

/s John W. Chapman, Jr.	2/14/07
John W. Chapman, Jr., Counsel for Plaintiff.	Date

/s/ Jennifer B. Compton	2/14/07
Steven J. Chase/Jennifer B. Compton, Counsel for Defendant DNAPrint Genomics, Inc.	Date

/s/ James D. Gibson	2/14/07
James D. Gibson, Counsel for Defendant Genbiomics, LLC	Date